Exhibit 4.1

2023 EQUITY BASED COMPENSATION PLAN

I.  THE PLAN

1.1. Purpose.  The purpose of this 2023 Equity Based Compensation Plan (the “Plan”) is to promote the success of the Company by providing an additional means through the grant of Awards to attract, motivate, and retain key employees, including officers, and directors of the Company through the grant of stock-based compensation awards and incentives for high levels of individual performance and improved financial performance of the Company.

1.2. Definitions.

(a) “Award” shall mean an award of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Share Unit, Performance Share Award, Dividend Equivalent or any combination thereof (including but not limited to restricted units or other deferred Awards), whether alternative or cumulative, authorized by and granted under this Plan.

(b) “Award Agreement” shall mean a written agreement signed by the Participant setting forth the terms and conditions of an Award granted to the Participant as determined by the Committee.

(c) “Award Date” shall mean the date upon which the Committee adopts a resolution granting an Award or such later date as the Committee designates as the Award Date at the time the Committee adopts a resolution granting the Award.

(d) “Award Period” shall mean the period beginning on an Award Date and ending on the expiration date of such Award.

(e) “Beneficiary” shall mean the person, persons, trust or trusts entitled, by will or the laws of descent and distribution or pursuant to a valid designation of a beneficiary on a form acceptable to the Committee, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cash Only Award” shall mean Stock Appreciation Rights, Performance Share Awards or Restricted Share Units which are paid in cash.

(h) “Change in Control Event” shall be deemed to have occurred if after the effective date of this Plan:

(i) there shall be consummated (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s Common Stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately

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after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company and/or a banking Subsidiary; or

(iii) any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or

(iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; or

(v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not such filing is required because the Company is not registered under the Exchange Act.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) “Commission” shall mean the Securities and Exchange Commission.

(k) “Committee” shall mean the Compensation Committee of the Board, which Committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law, each of whom shall be a Disinterested and Outside director.

(l) “Common Stock” shall mean the common stock of the Company, no par value per share, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 6.2 of this Plan.

(m) “Company” shall mean Sierra Bancorp or any subsidiary thereof.

(n) “Director Stock Option” means a Nonqualified Stock Option granted to a Non-Employee Director pursuant to Section 2.1 of this Plan.

(o) “Disinterested and Outside” shall mean a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and “outside” within the meaning of Section 162(m) of the Code.

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(p) “Dividend Equivalent” shall mean an amount equal to the amount of cash dividends or other cash distributions paid (or such portion of such dividend or other distribution as may be designated by the Committee) with respect to each Share after the date of an Award of a Dividend Equivalent.

(q) “DRO” shall mean a valid domestic relations order under applicable state law, acceptable to the Company.

(r) “Eligible Employee” shall mean (i) an officer at a level of Vice President or the equivalent (whether or not a director) of the Company or a Subsidiary, (ii) any other officer or any employee of the Company or a Subsidiary who performs substantial services for the Company or a Subsidiary, or (iii) Other Eligible Person selected to participate in the Plan by the Committee, in its discretion.

(s) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(t) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(u) “Executive Officer” shall mean an executive officer as defined in Rule 3b-7 under the Exchange Act, provided that, if the Board has designated the executive officers of the Company for purposes of reporting under the Exchange Act, the designation by the Board shall be conclusive for purposes of this Plan.

(v) “Fair Market Value” shall mean, as of a specified date with respect to Common Stock:

(i) If the Common Stock is listed on a national securities exchange (including the Nasdaq National Market) on the date at which Fair Market Value is to be determined, then the Fair Market Value per share will be the closing price on such exchange on such date, or if there were no reported sales on such date, then the average of the highest bid and lowest asked price, or if there is no bid and asked price on such date, then the Fair Market Value shall be the closing price on the next preceding day for which there is a reported sale or the next preceding day for which there is a bid and asked price, whichever most recently occurred; or

(ii) If the Common Stock is traded on the OTC Bulletin Board, the Fair Market Value per share shall be the average of the highest bid and lowest asked price on such date, or if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price.  If no such bid and asked price is available, then the Fair Market Value per Share shall be the fair market value thereof as determined by the Committee, in its sole and absolute discretion.

(w) “Incentive Stock Option” shall mean an Option which is designated as an incentive stock option within the meaning of Section 422 of the Code and which contains such provisions as are necessary to comply with that section.  Any Option granted hereunder that is intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof initially or upon

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amendment shall not be nullified because of such failure and shall be deemed a Nonqualified Stock Option.

(x) “Nonqualified Stock Option” shall mean an Option that is designated as a nonqualified stock option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof.  Any Option granted hereunder that is not designated as an incentive stock option shall be deemed to be designated a nonqualified stock option under this Plan and not an incentive stock option under the Code.

(y) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or a Subsidiary, including, but not limited to, a member of the Board who qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

(z) “Option” shall mean an option to purchase Shares under this Plan.  The Committee shall designate any Option granted to an Eligible Employee as a Nonqualified Stock Option or an Incentive Stock Option.

(aa) “Participant” shall mean an Eligible Employee or Non-Employee Director who has been granted an Award under this Plan.

(bb) “Performance Criteria” means the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, as determined by the Committee in its sole discretion at the Award Date, including but not limited to: return on average common shareholders’ equity; return on average equity; total shareholder return; stock price appreciation; efficiency ratio (other expense as a percentage of other income excluding gains and losses plus net interest income); net operating expense (other income less other expense); earnings per diluted share of Common Stock; per share earnings before transaction-related expense; per share earnings after deducting transaction-related expense; return on average assets; ratio of nonperforming to performing assets; ratio of loans to deposits; deposit composition; loan growth; deposit growth; return on an investment in an affiliate; net interest income; net interest margin; ratio of common equity to total assets; regulatory compliance metrics; and customer service metrics.  Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.  Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company.  Any Performance Criteria may include or exclude extraordinary items such as extraordinary, unusual and/or non-recurring items of gain or loss, gains or losses on the disposition of a business, changes in tax or accounting regulations or laws, or the effects of a merger or acquisition.  Performance Criteria generally shall be established by the Committee and shall be derived from the Company’s audited financial statements, including footnotes, the Management’s Discussion and Analysis section of the Company’s annual report, or any other measure of performance desired by the Committee.  The Committee may not in any event increase the amount of compensation payable to a covered employee, as defined in Section 162(m) of the Code, upon the satisfaction of any Performance Criteria.

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(cc) “Performance Share Award” shall mean a Cash Only Award in the form of performance shares made pursuant to the provisions, and subject to the terms and conditions, of Article V of the Plan.

(dd) “Personal Representative” shall mean the person or persons who, upon the Total Disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

(ee) “Plan” shall mean this 2023 Equity Based Compensation Plan.

(ff) “Restricted Stock” shall mean Shares awarded to a Participant subject to payment of such consideration, if any, and such conditions on vesting, transfer and other restrictions as are established in or pursuant to this Plan, for so long as such shares remain unvested under the terms of the applicable Award Agreement.

(gg) “Restricted Share Unit” shall mean an Award payable in cash or Shares and represented by a bookkeeping credit where the amount represented by the bookkeeping credit for each Restricted Share Unit equals the Fair Market Value of a Share on the Award Date and which amount shall be subsequently increased or decreased to reflect the Fair Market Value of a Share on any date from the Award Date up to the date the Restricted Share Unit is settled in cash or Shares.

(hh) “Retirement” shall mean retirement from active service as an employee or officer of the Company in accordance with the Company’s policies or as determined by the Board.

(ii) “Rule 16b-3” shall mean Rule 16b-3, as amended from time to time, as promulgated by the Commission pursuant to the Exchange Act.

(jj) “Section 16 Person” shall mean a person subject to Section 16(a) of the Exchange Act.

(kk) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ll) “Shares” shall mean shares of Common Stock of the Company.

(mm) “Stock Appreciation Right” shall mean a right to receive a number of Shares or an amount of cash, or a combination of Shares and cash, the aggregate amount or value of which is determined by reference to a change in the Fair Market Value of the Shares, that is authorized under this Plan.

(nn) “Subsidiary” shall mean any company or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(oo) “Total Disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

1.3. Administration and Authorization; Power and Procedure.

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(a) Committee.  This Plan shall be administered by, and all Awards to Participants shall be authorized by, the Committee, and recommended to the Board of the Company for approval.  Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by unanimous written consent of its members.

(b) Plan Awards; Interpretation; Powers of Committee.  Subject to the express provisions of this Plan, the Committee shall have the authority:

(i) To determine, from among those persons eligible, the particular Eligible Employees and Non-Employee Directors who will receive any Awards;

(ii) To recommend to the Board of the Company the granting of Awards to Eligible Employees and Non-Employee Directors, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest (including establishing Performance Criteria for vesting of Awards, regardless of the form of the Award), or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion (if any) of such Awards;

(iii) To approve the forms of Award Agreements (which need not be identical either as to type of Award or among Participants);

(iv) To construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

(v) To cancel, modify, or waive the Company's rights with respect to, or modify, discontinue, suspend or terminate, any or all outstanding Awards held by Participants, subject to any required consent under Section 6.6;

(vi) To accelerate or extend the exercisability or vesting or extend the term of any or all outstanding Awards within the maximum ten-year term of Awards under Section 1.7; and

(vii) To make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

(c) Binding Determinations.  Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.  No member of the Board or Committee, or officer of the Company, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself.

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Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan.

(d) Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Company.  No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

(e) Delegation.  The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

(f) Notices; Signature; Delivery.  Whenever a signature, notice or delivery of a document is required or appropriate under the Plan or pursuant to an Award Agreement, signature, notice or delivery may be accomplished by paper or written format, or to the extent authorized by the Committee, subject to Section 6.4, by electronic means.  In the event the Committee authorizes electronic means for the signature, notice or delivery of a document hereunder, the electronic record or confirmation of that signature, notice or delivery maintained by or on behalf of the Committee shall for purposes of this Plan and any applicable Award Agreement be treated as if it was a written signature or notice and was delivered in the manner provided herein for a written document.

1.4. Participation.  Awards may be granted by the Committee only to those persons that the Committee determines to be Eligible Employees or Non-Employee Directors.  An Eligible Employee or Non-Employee Directors who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Committee shall so determine.  Non-Employee Directors shall be eligible to receive all Awards other than Incentive Stock Options under this Plan.

1.5. Shares Available for Awards.  Subject to the provisions of Section 6.2, the capital stock that may be delivered under this Plan shall be Shares of the Company's authorized but unissued Common Stock.  The Shares may be issued (subject to Section 6.4) for any lawful consideration.

(a) Number of Shares.  The maximum number of Shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Employees and grants of Director Stock Options to Non-Employee Directors under this Plan shall not exceed 360,000 Shares, subject to the reissue of Awards pursuant to Sections 1.5(d), 6.13(b), and the adjustments contemplated by Section 6.2.  For every Share of Restricted Stock issued under this Plan, the maximum number of Shares that may be delivered pursuant to Awards hereunder shall be reduced by one (1) Share.

(b) Reservation of Shares.  Common Stock subject to outstanding Awards (other than Cash Only Awards) shall be reserved for issuance.  If a Stock Appreciation Right is exercised and paid in Shares, the number of Shares to which such exercise relates under the applicable Award shall be charged against the maximum amount of Shares that may be delivered pursuant to Awards under this Plan and, if applicable, such Award.  If the Company withholds Shares pursuant to Section 2.2(b) or 6.5, the number of Shares that would have been deliverable with respect to an Award shall be reduced by the number of Shares withheld, and such Shares shall not be available for additional Awards under this Plan.

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(c) Cash Only Award Limit.  Awards payable solely in cash under the Plan and Awards payable either in cash or Shares that are actually paid in cash shall constitute and be referred to as “Cash Only Awards”.  The number of Cash Only Awards shall be determined by reference to the number of Shares by which the Award is measured.

(d) Reissue of Awards.  Subject to any restrictions under Rule 16b-3, the Shares which are subject to any unexercised, unvested or undistributed portion of any expired, canceled, terminated or forfeited Award, or any alternative form of consideration under an Award that is not paid in connection with the settlement of an Award or any portion of an Award, shall again be available for Award under subsection (a) or (c) above, as applicable, provided the Participant has not received dividends or Dividend Equivalents during the period in which the Participant's ownership was not vested.  Shares that are issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of the Awards also shall be available for reissuance under the Plan.  Nothing in this paragraph shall be interpreted to allow Shares which are in the possession of the Company pursuant to either Section 2.2(b) or 6.5 to be available for reissuance under the Plan.  Only Shares which were originally awarded as Restricted Stock (including restricted units which are payable in Shares) or Director Stock Options may be reissued as Restricted Stock (including restricted units which are payable in Shares) or Director Stock Options.

(e) Interpretive Issues.  Additional rules for determining the number of Shares or Cash Only Awards authorized under the Plan may be adopted by the Committee as it deems necessary or appropriate, provided that such rules are consistent with Rule 16b-3.

1.6. Grant of Awards.  Subject to the express provisions of this Plan, the Committee shall determine the type of Award, the number of Shares subject to each Award, and the price (if any) to be paid for the Shares or the Award and, in the case of Performance Share Awards or, in its discretion, any other Awards, in addition to matters addressed in Section 1.3(b), the specific Performance Criteria, that further define the terms of the Performance Share Award or other Award.  Subject to the provisions of Section 1.3(f), no Award shall be enforceable until the Award Agreement or an acknowledgement of receipt has been signed by the Participant and on behalf of the Company by an Executive Officer (other than the recipient) or his or her delegate.  By executing the Award Agreement or an acknowledgement of receipt, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board of Directors or their delegates.  Unless the Award Agreement otherwise expressly provides, there shall be no third party beneficiaries of the obligations of the Company to the Participant under the Award Agreement.

1.7. Award Period.  Each Award and all executory rights or obligations under the related Award Agreement shall expire on such date (if any) as shall be determined by the Committee, but, in the case of Options or other rights to acquire Shares, not later than ten (10) years after the Award Date.

1.8. Limitations on Exercise and Vesting of Awards.

(a) Provisions for Exercise.  Except as may otherwise be provided in an Award Agreement or herein, no Award shall be exercisable or shall vest until at least 12 months after the initial Award Date.  Once exercisable an Award shall remain exercisable until the expiration or earlier termination of the Award, unless the Committee otherwise provides.

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(b) Procedure.  Any exercisable Award shall be deemed to be exercised when the Secretary of the Company receives written notice of such exercise from the Participant, together with any required payment made in accordance with Section 2.2(b).

(c) Fractional Shares/Minimum Issue.  Fractional share interests shall be disregarded but may be accumulated.  The Committee, however, may determine that cash, other securities or other property will be paid or transferred in lieu of any fractional share interests.  No fewer than 100 Shares may be purchased on exercise of any Award at one time unless the number purchased is the total number at the time available for purchase under the Award.

1.9. No Transferability.

(a) Awards may be exercised only by the Participant or, if the Participant has died, the Participant's Beneficiary or if the Participant has suffered a Total Disability and the Participant is incapacitated, the Participant's Personal Representative, if any, or if there is none, (to the extent permitted by applicable law and Rule 16b-3) a third party pursuant to such conditions and procedures as the Committee may establish.  Other than upon death or pursuant to a DRO or other exception to transfer restrictions under Rule 16b-3 (except to the extent not permitted in the case of an Incentive Stock Option), no right or benefit under this Plan or any Award shall be transferable by the Participant or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to the Company), and any such attempted action shall be void.  The Company shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentences and shall pay or deliver such cash or Shares in accordance with the provisions of this Plan.  The terms of an Award Agreement shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the grantee.

(b) The restrictions on exercise and transfer above shall not be deemed to prohibit the authorization by the Committee of “cashless exercise” procedures with unaffiliated third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable legal restrictions and Rule 16b-3, nor, to the extent permitted by the Committee, transfers for estate and financial planning purposes, notwithstanding that the inclusion of such features may render the particular Awards ineligible for the benefits of Rule 16b-3, nor, in the case of Participants who are not Section 16 Persons, transfers to such other persons or in such other circumstances as the Committee may in the Award Agreement or other writing expressly permit.

1.10. Deferred Payments.  The Committee may authorize for the benefit of any Eligible Employee the deferral of any payment of cash or Shares that may become due or of cash otherwise payable under this Plan and provide for accreted benefits thereon based upon such deferment at the election or at the request of such Participant, subject to the other terms of this Plan.  Such deferral shall be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any then vested rights of Participants.  Any such deferral of payment shall comply in all respects with the requirements of Code Section 409A, including with respect to the timing of election and timing of distribution, so as to avoid the imposition of any tax in addition to ordinary income tax or capital gains tax, as applicable.

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1.11. Special Performance-Based Awards.  Without limiting the generality of the foregoing, any of the types of Awards listed in Section 1.2(a) may be granted as awards that satisfy the requirements for “performance-based compensation” within the meaning of Code Section 162(m) (“Performance-Based Awards”), the grant, vesting, exercisability or payment of which depends on the degree of achievement of the Performance Criteria relative to pre-established targeted levels for the Company on a consolidated basis.  Notwithstanding anything contained in this Section 1.11 to the contrary, any Option or Stock Appreciation Right shall be subject only to the requirements of (a) below and Section 1.5 above in order for such Awards to satisfy the requirements for Performance-Based Awards under this Section 1.11 (with such Awards hereinafter referred to as a “Qualifying Option” or a “Qualifying Stock Appreciation Right,” respectively).  With the exception of any Qualifying Option or Qualifying Stock Appreciation Right, an Award that is intended to satisfy the requirements of this Section 1.11 shall be designated as a Performance-Based Award at the time of grant.  Nothing in this Plan shall limit the ability of the Committee to grant Options or Stock Appreciation Rights with an exercise price or a base price greater than Fair Market Value on the Date of Grant or to make the vesting of the Options or Stock Appreciation Rights subject to Performance Goals or other business objectives.

(a) Eligible Class.  The eligible class of persons for Awards under this Section 1.11 shall be all Eligible Employees.

(b) Performance Goals.  The performance goals for any Awards under this Section 1.11 (other than Qualifying Options and Qualifying Stock Appreciation Rights) shall be, on an absolute or relative basis, one or more of the Performance Criteria.  The specific performance target(s) with respect to Performance Criteria must be established by the Committee in advance of the deadlines applicable under Code Section 162(m) and while the performance relating to the Performance Criteria remains substantially uncertain.

(c) Committee Certification.  Before any Performance-Based Award under this Section 1.11 (other than Qualifying Options and Qualifying Stock Appreciation Rights) is paid, the Committee must certify in writing (by resolution or otherwise) that the applicable Performance Criteria and any other material terms of the Performance-Based Award were satisfied; provided, however, that a Performance-Based Award may be paid without regard to the satisfaction of the applicable Performance Criteria in the event of a Change in Control as provided in Section 6.2(b).

(d) Terms and Conditions of Awards; Committee Discretion to Reduce Performance Awards.  The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with and subject to the terms of this Plan and Code Section 162(m), on the payment of individual Performance-Based Awards under this Section 1.11.  To the extent set forth in an Award Agreement, the Committee may reserve the right to reduce the amount payable in accordance with any standards or on any other basis (including the Committee’s discretion), as the Committee may determine.

(e) Adjustments for Material Changes.  In the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iii) any material change in accounting policies or practices affecting the Company and/or the Performance Criteria or targets, then, to the

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extent any of the foregoing events (or a material effect thereof) was not anticipated at the time the targets were set, the Committee may make adjustments to the Performance Criteria and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Committee’s judgment, the effect of the event on the applicable Performance-Based Award.

(f) Interpretation.  Except as specifically provided in this Section 1.11, the provisions of this Section 1.11 shall be interpreted and administered by the Committee in a manner consistent with the requirements for exemption of Performance-Based Awards granted to Executive Officers as “performance-based compensation” under Code Section 162(m) and the regulations thereunder.

1.12. Exercise or Forfeiture of Awards in Certain Circumstances.  In accordance with the Federal Deposit Insurance Corporation’s (the “FDIC”) Statement of Policy and notwithstanding anything herein contained to the contrary, the FDIC shall have the authority to direct the Company, and the Company shall have the authority, to require Participants to exercise or forfeit their Awards if the Company’s capital falls below the minimum requirements, as determined by the California Department of Financial Protection and Innovation or the FDIC.

II.  OPTIONS

2.1. Grants.  One or more Options may be granted under this Article to any Eligible Employee or Non-Employee Director subject to the provisions of Section 1.5.  Each Option granted may be either an Option intended to be an Incentive Stock Option or an Option not so intended, and such intent shall be indicated in the applicable Award Agreement.  However, Non-Employee Directors shall only be eligible to receive Director Stock Options, which shall be Non-Qualified Options.

2.2. Option Price.

(a) Pricing Limits.  Subject to Sections 2.4, the purchase price per Share of the Common Stock covered by each Option shall be determined by the Committee at the time the Option is granted but shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(b) Payment Provisions.  The purchase price of any Shares purchased on exercise of an Option granted under this Article shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Company; (iii) by notice and third party payment in such manner as may be authorized by the Committee; (iv) by the delivery of Shares already owned by the Participant which have been held for at least six months, provided, however, that the Committee may in its absolute discretion limit the Participant's ability to exercise an Award by delivering such Shares; or (v) if authorized by the Committee or specified in the applicable Award Agreement, by reduction in the number of Shares otherwise deliverable upon exercise by that number of Shares which have a then Fair Market Value equal to such purchase price.  Previously owned Shares used to satisfy the exercise price of an Option under clause (iv) shall be valued at their Fair Market Value on the date of exercise.

2.3. Limitations on Grant and Terms of Incentive Stock Options.

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(a) $100,000 Limit.  To the extent that the aggregate “fair market value” of Common Stock with respect to which Incentive Stock Options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company, such options shall be treated as Nonqualified Stock Options.  For this purpose, the “fair market value” of the Common Stock subject to Options shall be determined as of the date the Options were awarded.  In reducing the number of Options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first.  To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares of Common Stock are to be treated as Shares acquired pursuant to the exercise of an Incentive Stock Option.  To the extent permitted under applicable regulations, as a method of causing an Option intended to be an Incentive Stock Option to meet the requirements thereof which fails to do so by reason of the $100,000 limit, the Committee shall have the discretion to amend the terms of such Option to delay the exercisability of the Option provided such amendment is made in the same calendar year of grant.

(b) Option Period.  Subject to Section 2.4, each Option and all rights thereunder shall expire no later than ten years after the Award Date.

(c) Other Code Limits.  There shall be imposed in any Award Agreement relating to Incentive Stock Options such terms and conditions as from time to time are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code.

2.4. Limits on 10% Holders.  No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) Shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such Option with respect to the Common Stock covered by the Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

2.5. Option Repricing.  Subject to Section 6.2 and Section 6.6 and the specific limitations on Awards granted in this Plan, the Committee may not reduce the exercise price of any Option or Stock Appreciation Right granted pursuant to the Plan following the date of the Award or accept the surrender of outstanding Options or Stock Appreciation Rights as consideration for the grant of a new Award with a lower per-share exercise price, or for cash.

2.6. Surrender or Conditional Exercise of Stock Options.  The Committee, in its sole discretion, shall have the authority under the circumstances set forth herein to agree mutually with a Participant to grant such Participant the right, on such terms and conditions as the Committee may prescribe, to surrender such Participant's Options to the Company for cancellation and to receive upon such surrender a cash payment equal to the Spread applicable to such surrendered Options. Such right shall be made available only in the event of an Offer (as defined in the following paragraph).

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The term “Offer” as used in this Section means any tender offer or exchange offer for Shares, other than one made by the Company, provided that the company, person or other entity making the Offer acquires Shares pursuant to such Offer.

The term “Offer Price per Share” as used in this Section means the highest price per Share paid on any Offer which is in effect at any time during the period beginning on the sixtieth day prior to the date on which the Option is surrendered pursuant to this Section and ending on such date of surrender.  Any securities or property which are part or all of the consideration paid for Shares in the Offer shall be valued in determining the Offer Price per Share at the higher of (a) the valuation placed on such securities or property by any other company, person or entity making the Offer or (b) the valuation placed on such securities or property by the Committee.

The term “Spread” as used in this Section means with respect to any surrendered Option and associated right, if any, an amount equal to the product computed by multiplying (i) the excess of (A) the Offer Price per Share or the highest market price per Share of the Company's Common Stock during the period beginning on the sixtieth day prior to the date on which the Stock Option is surrendered pursuant to this Section and ending on such date of surrender over (B) the purchase price per Share at which the surrendered Option is then exercisable, by (ii) the number of Shares subject to such Option with respect to which it has not theretofore been exercised.

2.7. Exercise of Option Granted in Tandem with Stock Appreciation Right.

(a) Exercisability.  An Option related to another Stock Appreciation Right shall be exercisable at such time or times, and to the extent, as set forth in the Award Agreement.

(b) Effect on Available Shares.  In the event that an Option related to another Stock Appreciation Right is exercised, the number of Shares subject to the Award shall be charged against the number of Shares subject to the Option and the related Stock Appreciation Right of the Participant.

III.  STOCK APPRECIATION RIGHTS

3.1. Grants.  In its discretion, the Committee may grant to any Eligible Employee or Non-Employee Director Stock Appreciation Rights either concurrently with the grant of another Option Award or in respect of an outstanding Option Award, in whole or in part, or independently of any other Award.  Any Stock Appreciation Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

3.2. Exercise of Stock Appreciation Rights.

(a) Exercisability.  A Stock Appreciation Right related to another Option Award shall be exercisable at such time or times, and to the extent, that the related Option Award shall be exercisable.

(b) Effect on Available Shares.  In the event that a Stock Appreciation Right related to another Option Award is exercised, the number of Shares subject to the Award shall be charged

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against the number of Shares subject to the Stock Appreciation Right and the related Option Award of the Participant.

(c) Stand-Alone SARs.  A Stock Appreciation Right granted independently of any other Award shall be exercisable pursuant to the terms of the Award Agreement, but, unless the Committee determines otherwise, in no event earlier than six months after the Award Date.

3.3. Payment.

(a) Amount.  Unless the Committee otherwise provides, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment of an amount determined by multiplying:

(i) The difference obtained by subtracting the exercise price per Share under the related Award (if applicable) or the initial Share value specified in the Award from the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right, by

(ii) The number of Shares with respect to which the Stock Appreciation Right shall have been exercised. Notwithstanding the above, the Committee may place a maximum limitation on the amount payable upon exercise of a Stock Appreciation Right.  Such limitation, however, must be determined as of the date of the grant and noted on the instrument evidencing the Stock Appreciation Right granted hereunder.

(b) Form of Payment.  Unless otherwise provided in the Award Agreement granting a Stock Appreciation Right, the form of payment shall be solely in Shares.  The Committee, in its sole discretion, has the ability to determine the form in which payment shall be made of the amount determined under paragraph (a) above, either solely in cash, solely in Shares (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such Shares and partly in cash, provided that the Committee shall have determined that such exercise and payment are consistent with applicable law.  If the Committee permits the Participant to elect to receive cash or Shares (or a combination thereof) on such exercise, any such election shall be subject to such conditions as the Committee may impose and, in the case of any Section 16 Person, any election to receive cash shall be subject to any applicable limitations under Rule 16b-3.

IV.  RESTRICTED STOCK AWARDS

4.1. Restricted Stock.  The Committee may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee or Non-Employee Director.  Each Restricted Stock Award Agreement shall specify the number of Shares to be issued, the date of such issuance, the consideration for such Shares (but not less than the minimum lawful consideration, the value of which equals the par value of the Shares or such greater or lesser value as the Committee, consistent with Section 6.4, may require) to be paid, if any, by the Participant and the restrictions imposed on such Shares, including but not limited to, any Performance Criteria and the conditions of release or lapse of such restrictions.  Stock certificates evidencing shares of Restricted Stock pending the lapse of the restrictions (“restricted shares”) shall bear a legend making appropriate reference to the restrictions imposed hereunder and shall be held by the Company or by a third party designated by the Committee until the restrictions on such shares shall have lapsed and the

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shares shall have vested in accordance with the provisions of the Award and Section 1.8.  Upon issuance of the Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may require to enforce the restrictions.

4.2. Restrictions.

(a) Pre-Vesting Restraints.  Except as provided in Section 1.9 and 4.1, restricted shares comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered either voluntarily or involuntarily, until such shares have vested.

(b) Dividend and Voting Rights.  Unless otherwise provided in the applicable Award Agreement, a Participant receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any restricted shares which cease to be eligible for vesting.

(c) Cash Payments.  If the Participant shall have paid or received cash (including any dividends) in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned (with or without an earnings factor) as to any restricted shares which cease to be eligible for vesting.

(d) Conditions of Release or Lapse of Restrictions.  The restrictions imposed on Restricted Stock as provided for in the Restricted Stock Award Agreements shall meet the following required standards: (i) the restrictions may not lapse with respect to any Award of Restricted Stock over a period of less than one year following the date of the Award; and (ii) with respect to any particular Award the percentage of the total number of shares of Restricted Stock of such Award as to which restrictions may lapse on any anniversary date of the Award may not cause the percentage of restrictions which have lapsed in the aggregate with respect to such grant to exceed the rate of 100 percent of the original Award per year.  Notwithstanding the foregoing, the Committee may grant Restricted Stock at or in connection with the commencement of employment for Eligible Employees, in which case the minimum vesting must be not less than 3 years, with pro rata lapse of restrictions annually on the anniversary date of the Award.  In no case shall restrictions lapse within the twelve months following the grant of an Award of Restricted Stock.

4.3. Return to the Company.  Unless the Committee otherwise expressly provides, shares of Restricted Stock that are subject to restrictions at the time of termination of employment or are subject to other conditions to vest that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be returned to the Company in such manner and on such terms as the Committee shall therein provide.

4.4. Restricted Share Units.  The Committee may, in its discretion, grant to any Eligible Employee a Restricted Share Unit Award which will be payable in Shares of Common Stock (a “Share Award”) and/or in Cash Only Awards on such terms as the Committee may determine in its sole discretion (including but not limited to Performance Criteria), but subject to the vesting restrictions contained in Section 4.2(d) in the case of restricted units which will be payable in Shares, and subject to the requirements of Code Section 409A where applicable.  Such Awards may be made as additional compensation for services or may be in lieu of other compensation which the Eligible

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Employee is entitled to receive from the Company.  All such Share Awards and Cash Only Awards shall constitute Awards for all purposes of the Plan and shall be subject to the limits on Awards, which are payable in Shares and in cash as contained in the Plan.  Restricted Share Units shall not entitle a Participant to voting or other rights with respect to Shares, provided, however, that the Committee may also grant Dividend Equivalents in connection with any Restricted Share Unit Award which is made under the Plan on such terms as the Committee may determine in its sole discretion.

V. PERFORMANCE SHARE CASH ONLY AWARDS

5.1. Grants of Performance Share Cash Only Awards.  The Committee may, in its discretion, grant Cash Only Awards in the form of Performance Share Awards to any Eligible Employee based upon such factors as the Committee shall deem relevant in light of the specific type and terms of the Award.  An Award Agreement shall specify the maximum number of Shares (if any) subject to the Performance Share Award, the duration of the Award and the conditions upon which payment of the Award to the Participant shall be based, and the terms thereof shall comply with the requirements of Code Section 409A where applicable.  The cash amount that may be deliverable pursuant to such Award shall be based upon the fair market value of the number of Shares of Common Stock specified in the Award, subject to any maximum determined by the Committee, and the degree of attainment of any Performance Criteria over a specified period (a “performance cycle”) as may be established by the Committee.  The Committee may provide for full or partial credit, prior to completion of such performance cycle or the attainment of the performance achievement specified in the Award, in the event of the Participant's death, Retirement, or Total Disability, a Change in Control Event or in such other circumstances as the Committee, consistent with Section 6.10(c)(ii), if applicable, may determine.

VI. OTHER PROVISIONS

6.1. Rights of Eligible Employees, Participants and Beneficiaries.

(a) Employment Status.  Status as an Eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Employee or to Eligible Employees generally.

(b) No Employment Contract.  Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any document related hereto shall adversely affect any independent contractual right of such person without his or her consent thereto.

(c) Plan Not Funded.  Awards payable under this Plan shall be payable in Shares or from the general assets of the Company and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards.  No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Shares of Common Stock

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except as expressly otherwise provided) of the Company by reason of any Award hereunder.  Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person.  To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.2. Adjustments; Accelerations.

(a) Adjustments.  If the outstanding Shares of Common Stock are changed into or exchanged for cash, other property or a different number or kind of shares or securities of the Company, or if additional shares or new or different securities are distributed with respect to the outstanding Shares of Common Stock, through a reorganization or merger in which the Company is the surviving entity, or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, stock consolidation, without consideration, or if there shall occur any other extraordinary corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company as an entirety which in the judgment of the Committee materially affects the Common Stock, then (i) the number of Shares available for Awards, and any limit on the number of Shares that may be subject to Awards to an Eligible Employee in a calendar year, as set forth in Section 1.5(a), shall be adjusted proportionately, and (ii) the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable, proportionately adjust any or all terms of outstanding Awards including, but not limited to, (A) the number and kind of shares of Common Stock or other consideration that is subject to or may be delivered under this Plan and pursuant to outstanding Awards, (B) the consideration payable with respect to Awards granted prior to any such change and the prices, if any, paid in connection with Restricted Stock Awards, or (C) the performance standards appropriate to any outstanding Awards.  In the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of Common Stock upon or in respect of such event; provided, however, in each case, that with respect to Awards of Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 422 or 424(a) of the Code or any successor provisions thereto.  Corresponding adjustments shall be made with respect to any Stock Appreciation Rights based upon the adjustments made to the Options to which they are related.  In any of such events, the Committee may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is available to shareholders generally.

(b) Effect of Change in Control.   After the Board of Directors has approved a Change in Control Event described in Section 1.2(h)(A) or (C), but no later than 30 days prior to the expected closing of the Change in Control Event, the Board shall send notice (the “Notice”) to each Participant thereof.  Notice shall be deemed given on the date it is personally delivered to the

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Participant, or on the third business day after it is mailed, with first-class postage prepaid, to the Participant’s last known address.

Except as otherwise determined by the Committee at the time of grant of an Award and specified in the applicable Award Agreement, unless the continuing or survivor corporation, or the purchaser of assets of the Company (the “successor”) agrees to assume the obligations of the Company with respect to all outstanding Awards or to substitute such Awards with equivalent awards with respect to the common stock of the successor, notwithstanding any language to the contrary in this Plan or an Award Agreement, upon the giving of Notice (i) each Option and Stock Appreciation Right shall become immediately exercisable, (ii) each Restricted Stock Award (including restricted units) shall immediately vest free of restrictions, and (iii) all Performance Criteria with respect to any Award (including each Performance Share Award) shall be deemed achieved at target levels and all other terms and conditions met, and such Award shall become immediately payable to the Participant. Any acceleration of Awards shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

No Awards may be made after the Board of Directors has approved a Change in Control, unless the Change in Control is cancelled or terminated before becoming effective, in which event the Plan shall not terminate, and Awards not exercised while the Change in Control was pending shall resume the status they had prior to the announcement of the Change in Control and delivery of the Notice.

The provisions of this subsection (b) shall not apply if the Company is the surviving entity in any such Change in Control.

(c) Possible Early Termination of Awards.  If any Option or other right to acquire Shares or cash under this Plan has not been exercised prior to a Change of Control event described in Section 1.2(h)(B) or (E) approved by the Board and no provision has been made for the survival, substitution, exchange or other settlement of such Option or right, such Option or right shall thereupon terminate.

6.3. Effect of Termination of Employment.  The Committee shall establish in respect of each Award granted to an Eligible Employee or Non-Employee Director the effect of a termination of employment, or cessation of service as a director, as the case may be, on the rights and benefits thereunder and in so doing may make distinctions based upon the cause of termination, e.g., retirement, early retirement, termination for cause, disability or death.  Notwithstanding any terms to the contrary in an Award Agreement or this Plan, the Committee may decide in its complete discretion to extend the exercise period of an Award (although not beyond the period described in Section 2.3(b)) and to accelerate vesting with respect to some or all of the number of Shares covered by the Award with respect to which the Award is not then exercisable or vested, provided, however, that for the portion of any vested and exercisable Award, a Participant must exercise such Award within 90 days after termination of employment or service on the Board (but not later than the date on which the Award would otherwise expire), except as follows:

(i) If the Participant is terminated for cause, the Participant’s rights to exercise any Award shall expire on the date of termination.

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(ii) If the Participant’s employment or service as a director terminates by reason of his or her death, then the Award of the deceased Participant shall be exercisable only as to that portion of an Award vested at the time of the Participant’s death, and may be exercised with respect thereto within one year from the date of death (but not later than the date on which the Award would otherwise expire) by the Participant’s executor or administrator or the person or persons to whom the Participant’s  rights under such Award shall have passed by will or by laws of descent and distribution.

(iii) If the Participant’s employment or service as a director terminates by reason of Total Disability, then the Award of the disabled Participant shall be exercisable only as to that portion of the Award vested at the time of the Participant’s Total Disability, and may be exercised within one year from the date of such Total Disability, but not later than the date on which the Award would otherwise expire.

6.4. Compliance with Laws.  This Plan, the granting and vesting of Awards under this Plan and the offer, issuance and delivery of Shares and/or the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.  The administration of the Plan and all determinations and discretionary actions by the Committee shall comply with all applicable federal and state laws, rules and regulations (including, but not limited to, the Sarbanes-Oxley Act of 2002) and, to the extent applicable, with the Nasdaq Marketplace Rules and other applicable listing standards.

6.5. Tax Withholding.  Upon any exercise, vesting, or payment of any Award, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such transaction or (ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash amount.  In any case where a tax is required to be withheld in connection with the delivery of Shares under this Plan, the Committee may grant (either at the time of the Award or thereafter) to the Participant the right to elect, or the Committee may require (either at the time of the Award or thereafter), pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the number of Shares to be delivered by the appropriate number of Shares valued at their then Fair Market Value, to satisfy the minimum withholding obligation.  The Committee may require a Participant to pay or make arrangements for payment of any applicable tax withholding as a condition to the exercise of an Award and as a condition to the delivery of any Shares or payment of any amount with respect to the exercise of an Award, and shall not be obligated to deliver any Shares or make any payment with respect to exercise of an Award until the Committee is satisfied that the Participant has done so.

6.6. Plan Amendment, Termination and Suspension.

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(a) Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part.  No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.  Any suspension will not affect the expiration of the Plan set forth in Section 6.9.

(b) Shareholder Approval.  If any amendment would materially increase the aggregate number of Shares or other securities that may be issued under this Plan or materially modify the requirements as to eligibility for participation in this Plan or would otherwise require shareholder approval to comply with any applicable federal or state law or applicable exchange listing standard (including listing standards of the NYSE and or Nasdaq), then to the extent then required by Rule 16b-3 to secure benefits thereunder or to avoid liability under Section 16 of the Exchange Act (and Rules thereunder) or required under the Code or any other applicable law or listing standard, or deemed necessary or advisable by the Board, such amendment shall be subject to shareholder approval.

(c) Amendments to Awards.  Without limiting any other express authority of the Committee under, but subject to the express limits of, this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards that the Committee in the prior exercise of its discretion has imposed, without the consent of the Participant, and may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the Participant his or her rights and benefits under an Award.

(d) Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under this Plan prior to the effective date of such change.  Changes contemplated by Section 6.2 shall not be deemed to constitute changes or amendments for purposes of this Section 6.6.  Notwithstanding the foregoing, the Committee shall have the right to amend any Award without the consent of the Participant and notwithstanding any adverse effect to the rights or benefits of the Participant if the Committee determines that such amendment is necessary to avoid adverse accounting consequences to the Company not anticipated at the time of the granting of the Award.

6.7. Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by him or her.  No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

6.8. Effective Date of the Plan.  This Plan shall be effective as of May 24, 2023, subject to shareholder approval within 12 months thereafter effected by the affirmative vote of the holders of a majority of the Common Stock of the Company represented at a shareholders meeting at which a quorum is present.  If shareholder approval for this Plan is not obtained prior to May 24, 2024 this Plan shall have no force or effect.  No Award granted under the Plan shall become exercisable until the Plan receives such shareholder approval and all Awards granted under the Plan prior to such shareholder approval shall be conditioned on and subject to such shareholder approval.

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6.9. Term of the Plan.  The Plan shall continue in effect until all Shares available for issuance under the Plan have been issued and all restrictions on such Shares have lapsed.  Notwithstanding any language in this Plan to the contrary, no Incentive Stock Option shall be granted under this Plan more than ten years after the date the Plan is approved by the shareholders of the Company.  The Board of Directors may suspend or terminate the Plan at any time except with respect to Options and Shares subject to restrictions then outstanding under the Plan.  Termination shall not affect any outstanding Options, any right of the Company to repurchase Shares or the forfeitability of Shares issued under the Plan.

6.10. Governing Law; Construction; Severability.

(a) Choice of Law.  This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed within such State, except as such laws may be supplanted by the laws of the United States of America, which laws shall then govern its effect and its construction to the extent they supplant California law.

(b) Severability.  If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(c) Plan Construction.

(i) It is the intent of the Company that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.  If any provision of this Plan or of any Award or any prior action by the Committee would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.

(ii) It is the further intent of the Company that Options or Stock Appreciation Rights with an exercise or base price not less than Fair Market Value on the date of grant, that are granted to or held by a Section 16 Person, shall qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

6.11. Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.12. Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority, except as provided in Sections 6.13.

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6.13. Relation to 2017 Stock Incentive Plan.

(a) No New Awards.  Notwithstanding any other provisions to the contrary in this Plan, no new awards of Shares will be granted under the Company’s 2017 Stock Incentive Plan.

(b) Reissue of Awards.  Any unexercised, unvested or undistributed portion of any expired, cancelled, terminated or forfeited awards under the Company’s 2017 Stock Incentive Plan, with respect to any such expirations, cancellations, terminations or forfeitures which occur after the action taken at the  shareholder meeting, or any adjournment or postponement thereof, shall be added to the number of Shares available and shall be available for Awards under this Plan, in the same manner and to the same extent as provided for reissue of Awards under this Plan pursuant to Section 1.5(d).

6.14. Substitute Awards.  Notwithstanding any other provisions of this Plan to the contrary, where the outstanding shares of another corporation are changed into or exchanged for shares of Common Stock of the Company in a merger, consolidation, reorganization or similar transaction, then, subject to the approval of the Board, Awards may be granted in exchange for unexercised, unexpired similar equity based awards of the other corporation, and the exercise price of the Shares subject to any Option so granted may be fixed at a price less than one hundred percent of the Fair Market Value of the Common Stock at the time such Award is granted if said exercise price or grant price has been determined to be not less than the exercise price or grant price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Company.  The number of shares of the awards of the other corporation shall also be adjusted in accordance with the exchange ratio so that any substituted Award shall reflect such adjustment.  To the extent that substitute Awards are made pursuant to this Section, the Section 1.5 limit shall be increased on a one share for one share basis for every share of Company Stock subject to a substitute Award.